SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)

OF THE SECURITIES EXCHANGE ACT OF 1934

________________________________________

MI DEVELOPMENTS INC.

(Name of Subject Company)

________________________________________

MI DEVELOPMENTS INC.

(Name of Person Filing Statement)

________________________________________

Class A Subordinate Voting Shares

Class B Shares

(Title of Class of Securities)

________________________________________

55304X104

55304X203

(CUSIP Number of Class of Securities)

________________________________________
Vito Ciraco

Vice-President and

Associate General Counsel

455 Magna Drive

Aurora, Ontario

L4G 7A9 Canada

(905) 713-6322

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October, 2010

Commission File Number 001-31728

MI DEVELOPMENTS INC.
 (Exact name of Registrant as specified in its charter)

455 Magna Drive, Aurora, Ontario, Canada L4G 7A9
 (Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☐	Form 40-F ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐	No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-________________.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MI DEVELOPMENTS INC.

Date: October 4, 2010	By:	/s/ Vito Ciraco
Name: Vito Ciraco
Title: Vice-President and Associate General Counsel